Exhibit 10.4.5

Amended and Restated Contract of Employment

by and between

724 Solutions International Inc.,

(hereinafter referred to as "724 Solutions")

and

Mr. Russell John Green, Talacherstrasse 2, Inwil-Baar, CH-6340, Switzerland

(hereinafter referred to as "Employee")

1    Amendment and Restatement

1.1
Employee has been employed with 724 Solutions (formerly, Tantau Software International Inc.) pursuant to the terms and conditions of a Contract of Employment (the "Original Contract of Employment") dated November 1, 2000, between 724 Solutions and Employee.

1.2
Employee and 724 Solutions wish to continue this employment relationship for their mutual benefit, with certain modifications to the terms and conditions of the Original Contract of Employment, including Employee's compensation entitlements and place of employment.

1.3
724 desires and Employee has agreed to make certain amendments to the termination provisions of the Original Contract of Employment.

1.4
Employee and 724 Solutions wish to amend and restate the Original Contract of Employment on the terms and conditions set forth in this Amended and Restated Contract of Employment.

1.5
In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), Employee and 724 Solutions agree as follows:

2    Continuation of Employment Relationship/Sphere of Activities

2.1
Employee will continue to be employed by 724 Solutions as its Vice President, Development, X-treme. The place of work shall be Lenzburg, Switzerland.

3.2
724 Solutions shall be entitled to give Employee other work as well and to assign him to another place of work, insofar as such relocation can be reasonably expected of Employee.

3    Duration of the Contract/End of the Employment Relationship

3.1
Termination

(a)
Termination of Employment.    Neither 724 Solutions nor Employee makes any representation to the other that employment will continue for a set period of time or that employment will be terminated only under particular circumstances. Both 724 Solutions and Employee may terminate Employee's employment at any time or for any reason, subject to the provisions of this agreement.

(b)
Termination Obligations.    Employee agrees as follows:

(i)
All property, including, without limitation, all equipment, tangible proprietary information (including confidential data), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment, belongs to 724 Solutions or its affiliates and shall be returned promptly to 724 Solutions upon termination of Employee's employment by either 724 Solutions, for any reason (and whether for Cause or not), or Employee.

(ii)
All benefits to which Employee are otherwise entitled shall cease upon Employee's termination for any reason (and whether for Cause or not), unless explicitly continued either under this agreement, under any specific written policy or benefit plan of 724 Solutions or its affiliates, or as may be required by statute.

(iii)
Upon termination of employment for any reason (and whether for Cause or not) under this agreement, Employee shall be deemed to have resigned from all offices and directorships then held with 724 Solutions or any subsidiary. Employee shall sign any document or do such things that are reasonably required by 724 Solutions to give effect to any such resignation. Should Employee fail to do so, any director of 724 Solutions is hereby irrevocably authorized in Employee's name and on his behalf to sign any document or do any thing that is required to give effect thereto.

(iv)
Employee's obligations under this Section 3.1 "Termination" shall survive the termination of this agreement and the termination of employment for any reason (and whether for Cause or not).

    (v)
    Following any voluntary termination of employment or termination for Good Reason by Employee, Employee shall, where reasonably requested by 724 Solutions, reasonably cooperate with 724 Solutions for a reasonable period of time after such termination of employment in the orderly transition of duties and work assignments to other employees of 724 Solutions and its affiliates, provided that 724 Solutions continues to pay Employee compensation on a per diem basis, at a rate equal to Employee's base salary in effect at Employee's date of termination, during any such reasonable period of time that Employee's cooperation is requested. Employee shall also reasonably cooperate, at 724 Solutions' expense, in the defense of any action brought by any third party against 724 Solutions and its affiliates that relates in any way to Employee's acts or omissions while employed by 724 Solutions and its affiliates.

  (c)
  Termination upon Death.    If Employee dies during Employee's employment, this agreement shall automatically terminate.

  (d)
  Termination of Employment Term Without Cause.    Both parties may terminate the employment without Cause at any time by respecting a three month notice period with effect to the end of a calendar month.

  (e)
  Payment of Severance Amount.    If 724 Solutions terminates the employment without cause, it shall pay to the Employee a lump sum amount (the "Severance Amount") equal to the sum of the following:

  (i)
  six (6) months of Employee's then current base salary; and

  (ii)
  the product of six (6) multiplied by Employee's Average Monthly Bonus,

  in each case, less statutory deductions and withholdings provided that the Employee agrees to release 724 Solutions and its affiliates from any action, cause of action, claim or demand against 724 Solutions or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 Solutions as a condition to receiving payment under this Section 3.1(e). For purposes of this agreement, "Average Monthly Bonus" means an amount equal to the quotient obtained by dividing the total amount of bonus earned by Employee in the twelve (12) months immediately prior to the date of Employee's termination by twelve (12).

  (f)
  Termination for Good Reason.    Employee may terminate Employee's employment for Good Reason at any time. Upon such termination for Good Reason, 724 Solutions shall pay Employee a lump sum amount (the "Good Reason Severance Amount") equal to the sum of the following:

  (1)
  nine (9) months of Employee's then current base salary; and

    (2)
    the product of nine (9) multiplied by Employee's Average Monthly Bonus, provided Employee agrees to release 724 Solutions and its affiliates from any action, cause of action, claim or demand against 724 Solutions or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 Solutions as a condition to receiving payment under this Section (f). For purposes of this agreement, "Good Reason" will exist at any time following the occurrence of one or more of the following events without Employee's written consent:

    (i)
    subject to Section 3.1(g), the assignment to Employee of any duties materially inconsistent with Employee's position, authority, duties or responsibilities pursuant to this agreement or any other action by 724 Solutions that results in a material diminution in such position, authority, duties or responsibilities;

    (ii)
    a reduction in Employee's compensation and benefits as set forth in herein; or

    (iii)
    relocation, without Employee's consent of Employee's place of employment by more than fifty (50) miles;

    provided, however, that Employee shall not be entitled to the Good Reason Severance Amount unless Employee first gives notice of Employee's intention to terminate and the grounds for such termination, and 724 Solutions has not, within thirty (30) days following receipt of such notice, cured such Good Reason.

  (g)
  Special Considerations on Change of Control.    Notwithstanding Section 3.1(e) and Section 3.1(f)(i), Employee acknowledges and agrees that if a Change of Control has occurred, and in connection with that Change of Control, (i) the acquirer (or its affiliate) offers Employee employment or continues Employee's employment in a position that is, when taken as a whole, comparable in all significant respects to Employee's position, authority, duties and responsibilities with 724 Solutions prior to such Change of Control (it being understood that Employee's title, reporting relationship, responsibilities or authority may change as a result of the Change of Control), and (ii) Employee's employment is not terminated by the acquirer (or its affiliate) within twelve (12) months of the Change of Control, then 724 Solutions shall not be obligated to pay Employee the Good Reason Severance Amount or the Severance Amount. For purposes of the foregoing, "Change of Control" means any one person, corporation or other entity acquires directly or indirectly (i) 50% or more of 724 Solutions's voting securities, or (ii) all or substantially all of 724 Solutions's assets.

  (h)
  Termination of Employment Term for Cause.    724 Solutions may at any time and without notice immediately terminate Employee's employment for Cause and Employee shall have no right to receive any compensation or benefit hereunder (with the exception of compensation earned but unpaid as of the termination date). For purposes of this agreement, "Cause" will exist at any time following the occurrence of one or more of the following events:

    (i)
    any willful act of personal dishonesty, fraud or misrepresentation taken by Employee in connection with his responsibilities as an employee which was intended to result in Employee's substantial gain or personal enrichment at the expense of 724 Solutions or its affiliates;

    (ii)
    Employee's conviction of a felony (other than driving-related offenses), or the equivalent in a jurisdiction other than the United States, on account of any act which was materially injurious to 724 Solutions or any of its affiliates, or the reputation of 724 Solutions or any of its affiliates, as reasonably determined by the Board of Directors of 724 Solutions;

    (iii)
    Employee's willful and continued failure to substantially perform Employee's principal duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness;

  provided, that for purposes of this Section 3.1(h), no act or failure to act shall be considered "willful" unless done or omitted to be done by Employee in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of 724 Solutions.

  (i)
  Repayment of Bonuses and Other Advances.    Employee agrees to permit 724 Solutions or its affiliates to deduct the amount of any advanced bonuses or other monies advanced to Employee during Employee's employment and so designated as advanced amounts, from any compensation due Employee under this Section 3.1 "Termination".

  (j)
  Treatment of Stock Options, Restricted Stock and Other Securities.    Notwithstanding any other provisions of this agreement, upon any termination of Employee for any reason and whether for Cause or not, any options, restricted stock or other securities held by Employee but subject to vesting which is contingent upon continued employment with 724 Solutions or its affiliates shall be governed by the provisions of the applicable stock plans and repurchase and award agreements.

3.2
The employment relationship shall end, without a termination being required, upon the expiration of the month in which the Employee attains the age of 65 years.

3.3
Notice of any termination must be made in writing.

3.4
In the event of a termination, 724 Solutions shall be entitled to release Employee from work at once. In this case, any claims to any remaining days of leave shall be credited towards the period of his release from work. In addition, if such termination is without Cause and Employee is immediately released from work, Employee will be entitled to pay in lieu of the notice required under Section 3.1(d). Such pay in lieu of notice shall be in an amount equal to the sum of the following:

  (i)
  three (3) months of Employee's then current base salary; and

  (ii)
  the product of three (3) multiplied by Employee's Average Monthly Bonus,

4    Remuneration

4.1
Employee shall receive a gross monthly salary of 21,552.92 CHF (258,635 CHF per annum) payable at the end of the month for the month just expired. Payment shall not be in cash.

4.2
Employee shall receive from 724 Solutions a 13th monthly salary in the amount of one month's gross salary pursuant to 4.1 above together with his pay for the month of November.

4.3
If Employee worked fewer than 12 months in the calendar year, he shall receive 1/12 of the 13th monthly salary for every full month worked.

4.4
Variable components of his remuneration shall be agreed separately and regularly subject to a limited period of time.

4.5
Employee shall be insured under 724 Solutions's Swiss pension plan. The contributions shall be made by the parties in accordance with the pension plan regulations.

5    Overtime / Additional Work

        Any overtime or additional work shall be considered completely compensated for with the payment of Employee's salary.

6    Working Hours

        The in-service working hours agreed shall apply.

7    Inability to Work/Continued Payment of Remuneration in the Event of Illness

7.1
Employee is obliged to inform his superior without undue delay about any inability to work and the probable duration of such inability, or if prevented from doing so, to inform his superior's deputy or the Human Resources Department by means of a telephone call.

7.2
If the inability to work lasts longer than three calendar days, Employee must submit a medical certificate confirming the existence of a such inability and the probable duration thereof by no later than on the following working day. 724 Solutions is entitled to demand the submission of a medical certificate prior to this time. If the inability to work lasts longer than indicated in the certificate, Employee shall be obliged to submit a new medical certificate.

7.3
If Employee is unable to work due to an inability for which he is not responsible, 724 Solutions shall continue to pay his remuneration for a 30 day period. After the expiry of this 30 day period the Employee will, in case of sickness or accident, be covered by the accident insurance or the sick pay insurance taken out by the Employer. The premiums for this accident insurance as well as for the sick pay insurance are borne by the Employer.

  Nothing in this paragraph 7.3 shall in any way limit the parties' freedom to give notice of termination and under no circumstances shall the Employer be obligated to make any salary payments after the term of the employment contract.

8    Leave

        Employee shall receive an annual leave of 30 working days. This leave may be taken as agreed in advance with his superior.

9    Additional Occupations

        Employee shall devote all of his work efforts to 724 Solutions. Every paid or honorary activity or other any activity that impairs the employment relationship shall require the company's prior written consent. Any involvement of Employee in other companies which directly or indirectly competes with 724 Solutions or with whom 724 Solutions maintains substantional business relations shall require prior written consent.

10    Business Secrets

10.1
Publications and lectures by the Employee shall require prior consent to the extent that such publications and/or lectures concern the field in which 724 Solutions operates.

10.2
Employee is obliged to maintain silence about all business matters and transactions of which he acquires knowledge, in particular, about business secrets, but also about the affairs of 724 Solutions' customers and shall not use this knowledge for his own purposes or that of others. This shall also apply towards other 724 Solutions employees, insofar as disclosure is not required as part of Employee's work performance. This duty shall also be valid for the period after the employment relationship has ended.

10.3
Employee must return all records as well as any items given to him for his use without undue delay upon the termination of this employment relationship or on the date on which he is released from work respectively.

11    Reimbursement of Travel Expenditures

        The travel expenditures guidelines for 724 Solutions, as revised, shall apply to the reimbursement of travel expenditures.

12    Inventions/Suggestions for Improvements

        All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights as well as any rights in know how ensuing from the work performed by the Employee during the term of his employment (hereinafter the "Intellectual Property Rights"), shall exclusively vest in the Employer.

        Insofar as the rights specified hereinafter are not vested in the Employer by operation of law or based on the above paragraph, the Employee covenants that he will transfer and, insofar as possible, hereby transfers to the Employer any Intellectual Property Rights provided, however, that the Employer may renounce such transfer or transfer back to the Employee any such Intellectual Property Rights at any time. Based on the transfer of the Intellectual property Right to the Employer the Employer has the exclusive right to publish, to make copies and duplicates and to sell the Intellectual Property Rights.

        The Employee acknowledges that his salary includes reasonable compensation for the loss of Intellectual Property Rights.

        The Employer is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Employer and such third parties are not obliged to mention the Employee as the author if they publish any inventions, computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.

13    Pledges/Assignment

        Claims to remuneration may not be pledged or assigned to any third parties.

14    Data Privacy

        Personal data shall only be processed as required for the purpose of fulfilling this employee relationship. With the execution of this Agreement, the Employee consents that the Employer may store, transfer, adapt and delete all personal data in connection with this employment relationship. The Employee acknowledges that 724 Solutions may transfer personal data to its headquarters in the United States of America.

15    Concluding Provisions

15.1
This contract is subject to Swiss law

15.2
Any amendments or additions to this contract must be made in writing to be valid.

15.3
This Contract of Employment contains all of the contractual agreements by and between the parties. Additions and amendments shall only be valid if they have been agreed in writing and made part and parcel of this Contract of Employment. This Contract of Employment may also be modified by collective wage agreements within the framework of the statutory provisions.

15.4
If any of the provisions of this Contract of Employment be or become invalid, this shall not affect the validity of the remaining provisions of the Contract. The invalid provision shall be replaced by such valid provision that best reflects the parties' original intent when entering into this Contract.

15.5
This Contract has been issued in duplicate and signed by both parties. One copy has been issued to each party.

Lenzburg, the 5th day of March, 2003	Place, Date
724 Solutions International Inc.	Employee